Exhibit 2.1
DISTRIBUTION AGREEMENT
BY AND AMONG
CABLEVISION SYSTEMS CORPORATION,
CSC HOLDINGS, LLC
AND
AMC NETWORKS INC.

i

- ii -

DISTRIBUTION AGREEMENT
          This Distribution Agreement (this “Agreement”), is dated as of June [•], 2011, by and between Cablevision Systems Corporation, a Delaware corporation (“Cablevision”), CSC Holdings, LLC, a Delaware limited liability company (“CSC”) and AMC Networks Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Cablevision (“AMC” and, together with Cablevision, the “Parties”).
          WHEREAS, the Board of Directors of Cablevision has determined that it is in the best interests of Cablevision and its stockholders to separate the businesses of AMC, all as more fully described in AMC’s Registration Statement on Form 10 (collectively, the “AMC Business”), from Cablevision’s other businesses on the terms and conditions set forth herein;
          WHEREAS, the Board of Directors of CSC authorized the contribution to AMC of 100% of the limited liability company interests of Rainbow Media Holdings LLC, in exchange for common stock of AMC (the “Contribution Stock”) and AMC’s promise to issue debt obligations of AMC (the “Contribution Debt”) to CSC on the Distribution Date, all pursuant to the Contribution Agreement (as defined herein) (the “Contribution”), as more fully described herein;
          WHEREAS, the Board of Directors of CSC authorized the distribution to Cablevision, as the sole member of CSC, of all of the AMC Common Stock (the “CSC Distribution”) and the exchange of the Contribution Debt with certain counterparties in satisfaction and discharge of existing indebtedness of CSC (the “CSC Debt Exchange”);
          WHEREAS, the Board of Directors of AMC authorized the distribution to CSC of the Contribution Stock and the Contribution Debt pursuant to the Contribution Agreement, and the incurrence of the Contribution Debt and the entry into certain additional financing transactions as more fully described herein (such additional financing transactions, the ''Standalone Financing'', and together with the issuance of the Contribution Debt to CSC, the “AMC Financing”);
          WHEREAS, the Board of Directors of Cablevision has authorized the distribution to the holders of the issued and outstanding shares of NY Group Class A Common Stock, par value $0.01 per share, of Cablevision (“Cablevision Class A Stock”) and NY Group Class B Common Stock, par value $0.01 per share, of Cablevision (“Cablevision Class B Stock” and, together with the Cablevision Class A Stock, the “Cablevision Common Stock”) as of the record date for the distribution of all the issued and outstanding shares of Class A common stock, par value $0.01 per share, of AMC (the “AMC Class A Common Shares”) and Class B common stock, par value $0.01 per share, of AMC (the “AMC Class B Common Shares”) (each such AMC Class A Common Share and AMC Class B Common Share is individually referred to as a “AMC Share” and collectively referred to as the “AMC Common Stock”), respectively, on the basis of one AMC Class A Common Share for every • shares of Cablevision Class A Stock and one AMC Class B Common Share for every • shares of Cablevision Class B Stock (the “AMC Distribution”, and together with the Contribution, the issuance of the Contribution Debt, the CSC Distribution and the CSC Debt Exchange, the “Distribution”);
          WHEREAS, the Boards of Directors of Cablevision, CSC and AMC have each determined that the Distribution and the Standalone Financing, the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in furtherance of and consistent with the Corporate Business Purposes (as defined below) and, as such, are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement and each of the Ancillary Agreements;
          WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and the Standalone Financing and to set forth other agreements that will govern certain other matters prior to and following the completion of the Distribution and the Standalone Financing; and
          WHEREAS, the Boards of Directors of Cablevision, CSC and AMC have each determined that the Distribution is in the best interests of Cablevision, CSC and AMC, respectively, and their respective shareholders and member, as applicable, and each has approved this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:
“2010 Transferred Entities” shall mean Rainbow Advertising Sales Corporation, MSG Varsity Network LLC, News 12 Networks LLC, Regional Programming Partners and Rainbow MVDDS Company LLC and its subsidiaries.
     “Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless explicitly provided herein to the contrary, for purposes of this Agreement, none of Cablevision or any of its Subsidiaries or The Madison Square Garden Company or any of its Subsidiaries shall be deemed to be an Affiliate of AMC or any of its Subsidiaries.
     “Agent” shall have the meaning set forth in Section 2.1(a).
     “Agreement” shall have the meaning set forth in the preamble to this Agreement.
     “AMC” shall have the meaning set forth in the preamble to this Agreement.

     “AMC Business” shall have the meaning set forth in the recitals to this Agreement. For the avoidance of doubt, the businesses of the 2010 Transferred Entities shall be deemed never to have been a part of the AMC Business.
     “AMC Class A Common Shares” shall have the meaning set forth in the recitals to this Agreement.
     “AMC Class B Common Shares” shall have the meaning set forth in the recitals to this Agreement.
     “AMC Common Stock” shall have the meaning set forth in the recitals to this Agreement.
     “AMC Debt Issuance” shall mean the issuance by AMC to CSC of the Contribution Debt portion of the New AMC Debt as provided for in Section 2.2.
     “AMC Financing” shall have the meaning set forth in the preamble to this Agreement.
     “AMC Group” means AMC and each Person that is a Subsidiary of AMC immediately after the Distribution Date.
     “AMC Indemnitees” shall mean:
     (i) AMC and each Affiliate thereof after giving effect to the AMC Distribution; and
     (ii) each of the respective Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives.
     “AMC Liabilities” shall mean:
     (i) any and all Liabilities (other than taxes and any employee-related Liabilities that are specifically covered by the Tax Disaffiliation Agreement or the Employee Matters Agreement) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by AMC or any member of the AMC Group, and all Liabilities of any member of the AMC Group under this Agreement or any of the Ancillary Agreements; and
     (ii) all Liabilities (other than taxes and any employee-related Liabilities that are specifically covered by the Tax Disaffiliation Agreement or the Employee Matters Agreement), if and to the extent relating to, arising out of or resulting from:
     (A) the ownership or operation of the AMC Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date; or

     (B) the ownership or operation of any business conducted by AMC or any AMC Subsidiary at any time after the Distribution Date.
     Notwithstanding the foregoing, the AMC Liabilities shall not include: (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by Cablevision or any member of the Cablevision Group; (y) any agreements and obligations of any member of the Cablevision Group under this Agreement or any of the Ancillary Agreements and (z) any Retained Claims Liabilities.
     “AMC Marks” shall include “Rainbow,” “Rainbow Media,” “AMC,” “WE TV,” “IFC,” “Wedding Central,” “Independent Film Channel,” “Sundance Channel,” all trademarks and logos comprised of or derivative of any of the foregoing, and any other names, logos, trademarks or intellectual property of AMC or its Affiliates.
     “AMC Share” shall have the meaning set forth in the recitals to this Agreement.
     “AMC Distribution” shall have the meaning set forth in the recitals to this Agreement.
     “AMC Subsidiaries” shall mean all of the Subsidiaries listed on Schedule A.
     “Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other member of their respective Groups in connection with the transactions contemplated hereby, including the Transition Services Agreement, Employee Matters Agreement, the Cablevision Affiliation Agreements, the Registration Rights Agreements, the Subleases, the VOOM Litigation Agreement, and the Tax Disaffiliation Agreement.
     “Applicable Rate” shall mean the rate of interest per annum announced from time to time by Citibank, N.A., as its prime lending rate.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in The City of New York are authorized or obligated by law or executive order to close.
     “Cablevision” shall have the meaning set forth in the preamble to this Agreement.
     “Cablevision Affiliation Agreements” shall mean the Affiliation Agreements by and between Cablevision and one or more of the programming businesses of AMC, which agreements are in existence on the date hereof.
     “Cablevision Business” shall mean each and every business conducted at any time by Cablevision or any Subsidiary controlled by Cablevision, except the AMC Business.

     “Cablevision Class A Common Stock” shall have the meaning set forth in the recitals to this Agreement.
     “Cablevision Class B Common Stock” shall have the meaning set forth in the recitals to this Agreement.
     “Cablevision Common Stock” shall have the meaning set forth in the recitals to this Agreement.
     “Cablevision Group” means Cablevision and each Person (other than any member of the AMC Group) that is a Subsidiary of Cablevision immediately after the Distribution Date.
     “Cablevision Indemnitee” shall mean:
     (i) Cablevision and each Affiliate thereof after giving effect to the AMC Distribution; and
     (ii) each of the respective Representatives of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (i) and (ii), the AMC Indemnitees; provided, however, that a Person who was a Representative of Cablevision or an Affiliate thereof may be a Cablevision Indemnitee in that capacity notwithstanding that such Person may also be a AMC Indemnitee.
     “Cablevision Liabilities” shall mean:
     (i) any and all Liabilities (other than taxes and any employee-related Liabilities that are specifically covered by the Tax Disaffiliation Agreement or the Employee Matters Agreement) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Cablevision or any member of the Cablevision Group, and all Liabilities of any member of the Cablevision Group under this Agreement or any of the Ancillary Agreements;
     (ii) all Liabilities (other than taxes and any employee-related Liabilities that are specifically covered by the Tax Disaffiliation Agreement or the Employee Matters Agreement), if and to the extent relating to, arising out of or resulting from:
     (A) the ownership or operation of the Cablevision Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date; or
     (B) the ownership or operation of any business conducted by Cablevision or any Cablevision Subsidiary at any time after the Distribution Date; and
     (iii) any Retained Claims Liabilities.

     Notwithstanding the foregoing, the Cablevision Liabilities shall not include: (x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by AMC or any member of the AMC Group; or (y) any agreements and obligations of any member of the AMC Group under this Agreement or any of the Ancillary Agreements.
     “Cablevision Marks” shall mean “Cablevision” and the Cablevision logo design, “Optimum” and the related family of “Optim” formative marks (i.e., Optimum Voice, Optimum Online), and any other names or logos and any other trademark or intellectual property of Cablevision or its Affiliates, other than AMC Marks.
     “Cablevision Subsidiaries” shall mean all of the Subsidiaries of Cablevision other than AMC and the AMC Subsidiaries.
     “Commission” shall mean the Securities and Exchange Commission.
     “Contribution” shall have the meaning set forth in the recitals to this Agreement.
     “Contribution Agreement” shall mean the Contribution Agreement by and between Cablevision and AMC, which has been or shall be entered into prior to or on the Distribution Date.
     “Contribution Debt” shall have the meaning set forth in the recitals to this Agreement.
     “Contribution Stock” shall have the meaning set forth in the recitals to this Agreement.
     “Corporate Business Purposes” shall have the meaning set forth in the Tax Disaffiliation Agreement.
     “CSC” shall have the meaning set forth in the recitals to this Agreement.
     “CSC Debt Exchange” shall have the meaning set forth in the recitals to this Agreement.
     “Contribution” shall have the meaning set forth in the recitals to this Agreement.
     “Distribution” shall have the meaning set forth in the recitals to this Agreement.
     “Distribution Date” shall mean such date as may be determined by the Board of Directors of Cablevision or a committee of such Board of Directors, as the date as of which the AMC Distribution shall be effected.
     “Distribution Record Date” shall mean such date as may be determined by the Board of Directors of Cablevision or a committee of such Board of Directors, as the record date for the AMC Distribution.

     “Effective Time” shall mean 11:59 p.m., New York City time, on the Distribution Date.
     “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Cablevision and AMC, which agreement shall be entered into prior to or on the Distribution Date.
     “Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated hereunder.
     “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, NASDAQ or other regulatory, administrative or governmental authority.
     “Group” shall mean the Cablevision Group or the AMC Group.
     “Indemnifiable Losses” shall mean any and all Liabilities, costs or expenses (including reasonable out-of-pocket attorneys’ fees and any and all out-of-pocket expenses) reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying any judgment, fine or penalty rendered in or resulting from any Action.
     “Indemnifying Party” shall have the meaning set forth in Section 3.3(a).
     “Indemnitee” shall have the meaning set forth in Section 3.3(a).
     “Information Statement” shall mean the Information Statement filed with the Commission as part of the Registration Statement and mailed to the holders of shares of Cablevision Common Stock in connection with the AMC Distribution, including any amendments or supplements thereto.

     “Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.
     “Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.
     “Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.
     “NASDAQ” shall mean The NASDAQ Stock Market LLC.
     “New AMC Debt” shall have the meaning set forth in Section 2.2.
     “New AMC Secured Debt” shall have the meaning set forth in Section 2.2.
     “New AMC Unsecured Debt” shall have the meaning set forth in Section 2.2.
     “Offering Memorandum” shall mean the offering memorandum, private placement memorandum, syndication memorandum, confidential information memorandum, prospectus or similar document or documents of AMC used in connection with the AMC Financing.
     “Outside Notice Date” shall have the meaning set forth in Section 3.3(a).
     “Parties” shall have the meaning set forth in the preamble to this Agreement.
     “Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     “Records” shall have the meaning set forth in Section 4.1(a).
     “Registration Rights Agreements” shall mean the two Registration Rights Agreements by and among AMC and various holders of AMC Class B Common Stock named therein, each of which agreements shall be entered into prior to or on the Distribution Date.
     “Registration Statement” shall mean the registration statement on Form 10 filed with the Commission to effect the registration of the AMC Class A Common Shares pursuant to the Exchange Act.
     “Releasee” shall have the meaning set forth in Section 2.14.
     “Releasor” shall have the meaning set forth in Section 2.14.
     “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
     “Retained Claims Liabilities” shall mean the Liabilities, if any, described in Schedule B.
     “Standalone Financing” shall have the meaning set forth in the preamble to this Agreement.
     “Subleases” shall mean the subleases and leases, if any, by and between members of the Cablevision Group and members of the AMC Group, which subleases and leases shall be entered into prior to the Distribution Date in such form as is agreed to by Cablevision and AMC.
     “Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity interests.
     “Tax” shall have the meaning set forth in the Tax Disaffiliation Agreement.
     “Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement by and between Cablevision and AMC, which agreement shall be entered into prior to or on the Distribution Date.
     “Third-Party” shall mean any Person who is not a Party to this Agreement.
     “Third-Party Claim” shall have the meaning set forth in Section 3.3(a).
     “Transfers” shall mean the direct and indirect transfers of assets from Cablevision to AMC which resulted in AMC owning, directly or indirectly, the AMC Business.

     “Transition Services Agreement” shall mean the Transition Services Agreement by and between Cablevision and AMC, which agreement shall be entered into prior to or on the Distribution Date.
     “VOOM Litigation Agreement” shall mean the VOOM Litigation Agreement by and between Cablevision and AMC, which agreement shall be entered into prior to or on the Distribution Date.
          Section 1.2 Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.
ARTICLE II
DISTRIBUTION AND
CERTAIN COVENANTS
          Section 2.1 AMC Distribution. (a) On or prior to the Distribution Date, Cablevision shall deliver to Cablevision’s stock transfer agent (the “Agent”) a single stock certificate representing all of the issued and outstanding AMC Class A Common Shares and a single stock certificate representing all of the issued and outstanding AMC Class B Common Shares, in each case, endorsed by Cablevision in blank, for the benefit of the holders of Cablevision Common Stock, and Cablevision shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, the AMC Class A Common Shares to holders of record of shares of Cablevision Class A Stock on the Distribution Record Date and the AMC Class B Common Shares to holders of record of shares of Cablevision Class B stock on the Distribution Record Date, all as further contemplated by the Information Statement and hereby. AMC shall provide any share certificates that the Agent shall require in order to effect the AMC Distribution. The AMC Distribution shall be effective at the Effective Time.
          (b) The AMC Common Stock issued in the AMC Distribution are intended to be distributed only pursuant to a book entry system. Cablevision shall instruct the Agent to deliver the AMC Common Stock previously delivered to the Agent to a depositary and to mail to each holder of record of Cablevision Common Stock on the Distribution Record Date, a statement of the AMC Common Stock credited to such holder’s account. If following the AMC Distribution a holder of AMC Common Stock requests physical certificates instead of participating in the book entry system, the Agent shall issue certificates for such shares. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of Common Stock on the Distribution Date. As soon as practicable following the Distribution Date, the Agent shall (i) aggregate all fractional AMC Class A Common Shares into whole AMC Class A Common Shares and (ii) aggregate all fractional AMC Class B Common Shares into whole AMC Class B Common Shares, and convert the whole AMC Class B Common Shares into whole AMC Class A Common Shares, and (iii) sell the whole AMC Class A Common Shares in the open market at then prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales.
          Section 2.2 Financing Transactions. Prior to the Distribution Date, each of Cablevision, CSC and AMC shall enter into all necessary or appropriate arrangements, and cooperate with each other, regarding the incurrence by AMC of $1,725,000,000 aggregate principal amount of new senior secured term loans (the “New AMC Secured Debt”) and $700,000,000 aggregate principal amount of new senior unsecured notes (the “New AMC Unsecured Debt” and together with the New AMC Secured Debt, the “New AMC Debt”). On the Distribution Date, AMC will issue the Contribution Debt, consisting of approximately $1,250,000,000 aggregate principal amount of the New AMC Debt to CSC in partial consideration for the asset transfers provided for in the Contribution Agreement. AMC recognizes and agrees that CSC may exchange all or a portion of the Contribution Debt in exchange for outstanding CSC or Cablevision debt. AMC will use the proceeds from the New AMC Debt other than the Contribution Debt (i) to repay all AMC indebtedness outstanding immediately before the AMC Distribution (other than capital leases); (ii) pay certain fees and expenses in connection with the Distribution and the Standalone Financing (iii) for its general corporate purposes. Without limiting the generality of the foregoing, AMC shall, as and when necessary or appropriate prior to and after the Distribution Date, (a) provide all information reasonably requested by any underwriters or financial or other advisers engaged in connection with the AMC Financing, (b) participate in due diligence sessions, syndication meetings, drafting sessions, management presentations, road show presentations and meetings with ratings agencies, (c) assist in the preparation of and execute and/or deliver, customary underwriting placement, credit, purchase, indemnification, registration rights and other definitive financing agreements and execute and deliver in a timely manner such other certificates and documents, including, without limitation, solvency certificates, comfort letters, consents, pledge and security documents and perfection certificates, as may be reasonably required in connection with the foregoing, and (d) prepare such audited and unaudited financial statements (including those required by the Commission), the Offering Memorandum, and providing such financial and other information, necessary for the consummation of such financing within the time periods required by such agreements.
          Section 2.3 Cablevision Determinations. Cablevision shall have the sole and absolute discretion to determine whether to proceed with all or part of the Distribution and the Standalone Financing and all terms thereof, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the Standalone Financing and the timing of and conditions to the consummation of the Distribution and the Standalone Financing. AMC and CSC shall cooperate with Cablevision in all respects to accomplish the Distribution and the Standalone Financing and shall, at Cablevision’s direction, promptly take any and all actions necessary or desirable to effect the Distribution and the Standalone Financing. Cablevision shall select any investment banker(s), underwriters and manager(s) in connection with the Distribution and the Standalone Financing, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Cablevision, which shall include Sullivan & Cromwell LLP. AMC acknowledges that it has been afforded the opportunity to seek the advice and assistance of its own separate counsel in connection with the Distribution and the Standalone Financing and the negotiation and preparation of this Agreement and the Ancillary Agreements.
          Section 2.4 Charter; Bylaws. On or prior to the Distribution Date, AMC, CSC and Cablevision shall have taken all necessary actions to provide for the adoption of the form of Certificate of Incorporation and Bylaws in substantially the form filed by AMC with the Commission as exhibits to the Registration Statement.
          Section 2.5 Directors. On or prior to the Distribution Date, Cablevision, CSC and AMC shall have taken all necessary action to cause the Board of Directors of AMC to consist of the individuals identified in the Information Statement as directors of AMC as of immediately following the Effective Time.
          Section 2.6 Election of Officers. On or prior to the Distribution Date, AMC shall take all actions necessary and desirable so that as of the Distribution Date the officers of AMC will be as set forth in the Information Statement.
          Section 2.7 Certain Licenses and Permits. On or prior to the Distribution Date or as soon as reasonably practicable thereafter, Cablevision shall use its commercially reasonable best efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate solely to the AMC Business but which are held in the name of any member of the Cablevision Group, or in the name of any employee, officer, director, stockholder or agent of any such member, or otherwise, on behalf of a member of the AMC Group to the appropriate member of the AMC Group.
          Section 2.8 State Securities Laws. Prior to the Distribution Date, Cablevision, CSC and AMC shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in order to effect the Distribution and the Standalone Financing.
          Section 2.9 Listing Application; Notice to NASDAQ. (a) Prior to the Distribution Date, Cablevision and AMC shall prepare and file with NASDAQ a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause NASDAQ to list on or prior to the Distribution Date, subject to official notice of issuance, the AMC Class A Common Shares.
          (b) Prior to the AMC Distribution, Cablevision shall, to the extent possible, give NASDAQ not less than ten days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.
          Section 2.10 Removal of Certain Guarantees; Releases from Liabilities.
          (a) Except as otherwise specified in any Ancillary Agreement, (i) AMC shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the Cablevision Group removed as guarantor of or obligor for any Liability of AMC, including in respect of those guarantees, if any, set forth on Schedule C-1 of this Agreement, and (ii) Cablevision shall use its commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the AMC Group removed as guarantor of or obligor for any Liability of Cablevision, including in respect of those guarantees, if any, set forth on Schedule C-2 of this Agreement.
          (b) If AMC or Cablevision, as the case may be, is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a), the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder from and after the date hereof.
          (c) If (i) AMC is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a), or (ii) AMC Liabilities arise from and after the Effective Time but before a member of the Cablevision Group which is a guarantor or obligor with reference to any such AMC Liability is removed pursuant to Section 2.10(a), then such guarantor or obligor shall be indemnified by AMC for all Liabilities incurred by it in its capacity as guarantor or obligor. Without limiting the foregoing, AMC shall, or shall cause a member of the AMC Group to, reimburse any such member of the Cablevision Group which is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by Cablevision to AMC of notice of a payment made pursuant to this Section 2.10 in respect of AMC Liabilities.
          (d) If (i) Cablevision is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 2.10(a), or (ii) Cablevision Liabilities arise from and after the Effective Time but before a member of the AMC Group which is a guarantor or obligor with reference to any such Cablevision Liability is removed pursuant to Section 2.10(a), then such guarantor or obligor shall be indemnified by Cablevision for all Liabilities incurred by it in its capacity as guarantor or obligor. Without limiting the foregoing, Cablevision, shall, or shall cause a member of the Cablevision Group to, reimburse any such member of the AMC Group which is a guarantor or obligor as soon as practicable (but in no event later than 30 days) following delivery by AMC to Cablevision of notice of a payment made pursuant to this Section 2.10 in respect of Cablevision Liabilities.
          (e) In the event that at any time before or after the Distribution Date Cablevision identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the AMC Business but for which a member of the Cablevision Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, AMC shall, at its expense, take such actions and enter into such agreements and arrangements as Cablevision may reasonably request to effect the release or substitution of Cablevision (or a member of the Cablevision Group).
          (f) In the event that at any time before or after the Distribution Date AMC identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the Cablevision Business but for which a member of the AMC Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, Cablevision shall, at its expense, take such actions and enter into such agreements and arrangements as AMC may reasonably request to effect the release or substitution of AMC (or a member of the AMC Group).
          (g) The Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution or amendment required to novate or assign all AMC Liabilities of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that in each such case, Cablevision (or an appropriate member of the Cablevision Group) shall be solely responsible for the Cablevision Liabilities and AMC (or an appropriate member of the AMC Group) shall be solely responsible for the AMC Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefore (except for filing fees or other similar charges) to any Third Party from whom such consent, substitution, amendment or release is requested. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 2.10 shall in any way limit the obligations of the parties under Article III.
          Section 2.11 Corporate Names; Trademarks. Except as otherwise specifically provided in any Ancillary Agreement or in any other agreement to which a member of the Cablevision Group and a member of the AMC Group are parties:
          (a) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, AMC will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its property or premises or on the property or premises used by it or its Subsidiaries which refer or pertain to the Cablevision Marks or which include the Cablevision Marks;
          (b) as soon as is reasonably practicable after the Distribution Date but in any event within six months thereafter, AMC will, and will cause the AMC Subsidiaries to, remove, at their own expense, from all letterhead, envelopes, invoices and other communications media of any kind, the Cablevision Marks (except that AMC shall not be required to take any such action with respect to materials in the possession of customers);
          (c) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, Cablevision will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its property or premises or on the property or premises used by it or its Subsidiaries which refer or pertain to the AMC Marks or which include the AMC Marks; and
          (d) as soon as is reasonably practicable after the Distribution Date but in any event within six months thereafter, Cablevision will, and will cause the Cablevision Subsidiaries to, remove, at their own expense, from all letterhead, envelopes, invoices and other communications media of any kind, the AMC Marks (except that Cablevision shall not be required to take any such action with respect to materials in the possession of customers).
          Section 2.12 Ancillary Agreements. Prior to the Distribution Date, each of Cablevision and AMC shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution and the Standalone Financing reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
          Section 2.13 Acknowledgment by AMC. AMC, on behalf of itself and all members of the AMC Group, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) no member of the Cablevision Group or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to AMC or any member of the AMC Group or to any director, officer, employee or agent thereof in any way with respect to any of the transactions contemplated hereby or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the assets, Liabilities or businesses of Cablevision, any member of the Cablevision Group, AMC or any member of the AMC Group, any assets that are transferred, any AMC Liabilities or the AMC Business, (b) AMC and each member of the AMC Group has taken all of the assets that are transferred, the AMC Business and AMC Liabilities on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise have been and are hereby expressly disclaimed, and (c) none of Cablevision or any members of the Cablevision Group or any other person has made or makes any representation or warranty with respect to the Distribution or the Standalone Financing or the entering into of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as expressly set forth herein or in any other Ancillary Agreement, AMC and each member of the AMC Group shall bear the economic and legal risk that the AMC Assets shall prove to be insufficient or that the title of any member of the AMC Group to any AMC Assets shall be other than good and marketable and free from encumbrances. The provisions of the Contribution Agreement and any related assignment agreement or other related documents are expressly subject to this Section 2.13 and to Section 2.14 hereof.
          Section 2.14 Release. AMC agrees that for itself and for its predecessors, Subsidiaries (including for this purpose any Subsidiary of AMC that is also a Subsidiary of Cablevision), departments, divisions and sections and for their successors, Affiliates (including for this purpose any Subsidiary of AMC that is also a Subsidiary of Cablevision), heirs, assigns, executors, administrators, partners, officers, directors, shareholders, employees, attorneys and agents (individually, each a “Releasor” and collectively, the “Releasors”), in consideration of the making by Cablevision of the Transfers, release, waive and forever discharge Cablevision and its predecessors, Subsidiaries, departments, divisions, sections, successors, Affiliates, heirs, assigns, executors, administrators, partners, officers, directors, shareholders, employees, attorneys and agents (individually, each a “Releasee” and collectively, the “Releasees”) from, and shall, in addition to other obligations under Article III, indemnify and hold harmless all such persons against and from, all Liabilities of every name and nature, in law or equity, known or unknown, which against any Releasee, a Releasor ever had, now has or hereafter can, shall or may have by reason of any matter, act, omission, conduct, transaction or occurrence from the beginning of the world up to and including the Distribution Date for, upon, by reason of, asserted in or arising out of, or related to:
•	The management of the business and affairs of AMC (and its predecessors, Subsidiaries and Affiliates) and the AMC Business on or prior to the Distribution Date;

•	The terms of this Agreement, the Ancillary Agreements, the Distribution, the Standalone Financing, the Certificate of Incorporation or the By-Laws of AMC;

•	The terms of the AMC Financing and the Contribution and any agreements or other documents entered into in connection therewith or relating thereto; and

•	Any other decision that may have been made, or any action taken, relating to AMC (and its predecessors, subsidiaries and Affiliates) or the Distribution and the Standalone Financing.
The term “Releasee” is expressly intended to include any person who served as an incorporator, director, officer, employee, agent or attorney of AMC on or prior to the Distribution Date at the request of Cablevision. Each Releasor expressly covenants and agrees never to institute, or participate (including as a member of a class) in, any Action against any Releasee, in any court or forum, directly or indirectly, regarding or relating to the matters released through this Release, and further covenants and agrees that this Release is a bar to any such Action. For the avoidance of doubt, the purpose of this Section 2.14 is to make clear the intent of the Parties that, following the Distribution Date, the only Liability that any Releasee shall have to any Releasor shall be its obligation to perform its obligations under and pursuant to the terms of this Agreement, the Ancillary Agreements and any other agreements to which the Releasee and the Releasor are parties and there shall be no liability in respect of any event, occurrence, action or inaction on or prior to the Distribution Date. This Release shall not extend to any liabilities owed by a Releasee to a Releasor in the Releasor’s capacity as a director, officer, employee or other Representative or shareholder of Releasee nor shall it release any Liabilities or obligations under this Agreement or any Ancillary Agreements or any other agreements to which the Releasee and the Releasor are parties.
          Section 2.15 Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements:
          (a) From and after the Effective Time, (i) Cablevision shall, and shall cause each member of the Cablevision Group to, assume, pay, perform and discharge all Cablevision Liabilities in the ordinary course of business, consistent with past practice, and (ii) AMC shall, and shall cause each member of the AMC Group, to assume, pay, perform and discharge all AMC Liabilities in the ordinary course of business, consistent with past practice. The agreements in this Section 2.15 are made by each Party for the sole and exclusive benefit of the other Party. To the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.
          (b) All intercompany trade, accounts receivable and accounts payable between any member of one Group and any member of another Group in existence at the Effective Time shall be paid and performed in accordance with their terms.

          Section 2.16 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all applicable filings with, and approvals from, any Governmental Authority.
ARTICLE III
INDEMNIFICATION
          Section 3.1 Indemnification by Cablevision. Except as otherwise specifically set forth in any provision of this Agreement from and after the Distribution Date, Cablevision shall indemnify, defend and hold harmless the AMC Indemnitees from and against any and all Indemnifiable Losses of the AMC Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the Cablevision Liabilities or alleged Cablevision Liabilities, including any breach by any member of the Cablevision Group of any provision of this Section 3.1; (ii) any breach by any member of the Cablevision Group of this Agreement; and (iii) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, the Information Statement, or the Offering Memorandum or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Cablevision Group. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.
          Section 3.2 Indemnification by AMC. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, AMC shall indemnify, defend and hold harmless the Cablevision Indemnitees from and against any and all Indemnifiable Losses of the Cablevision Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the AMC Liabilities or alleged AMC Liabilities; (ii) any breach by any member of the AMC Group of this Agreement; and (iii) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, the Information Statement or the Offering Memorandum, or in any registration statement or prospectus filed by AMC in connection with the Distribution and the Standalone Financing, or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this clause (iii) shall not apply to any Liability that is covered by Section 3.1(a)(iii). This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
          Section 3.3 Procedures for Indemnification.
          (a) If a claim or demand is made by a Third Party against a AMC Indemnitee or a Cablevision Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such

Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 3.1 or Section 3.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event by the date (the “Outside Notice Date”) that is the 15th Business Day) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date the Indemnitee gives the required notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notice under this Section 3.3 shall be provided in accordance with Section 5.6. For the avoidance of doubt, knowledge of a Third Party Claim by a Person who is an officer or director of both Cablevision and AMC shall not constitute notice for purposes of this Section 3.3.
          If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.
          If the Indemnifying Party acknowledges in writing responsibility under this Section 3.3 for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying

Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.
          Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.
          (b) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
          (c) AMC shall, and shall cause the other AMC Indemnitees to, and Cablevision shall, and shall cause the other Cablevision Indemnitees to, cooperate as may reasonably be required in connection with the investigation, defense and settlement of any Third Party Claim. In furtherance of this obligation, the Parties agree that if an Indemnifying Party chooses to defend or to compromise or settle any Third Party Claim, Cablevision or AMC, as the case may be, shall use its reasonable best efforts to make available to the other Party, upon written request, the former and then current directors, officers, employees and agents of the members of its respective Group as witnesses and any Records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person, Records or other documents may reasonably be required in connection with such defense, settlement or compromise. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

          (d) The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
          Section 3.4 Indemnification Payments. (a) Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article III within 30 days after receipt of a bill therefore or notice that an Indemnifiable Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Indemnified Loss to but not including the date of payment, at the Applicable Rate.
          (b) The amount of any claim by an Indemnitee under this Agreement (i) shall be reduced to reflect any actual tax savings or insurance proceeds received by any Indemnitee that result from the Indemnifiable Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnitee that results from receipt of payments under this Article III.
          (c) For all Tax purposes and to the extent permitted by applicable Law, the parties hereto shall treat any payment made pursuant to this Article III as a capital contribution or a distribution, as the case may be, immediately prior to the AMC Distribution.
ARTICLE IV
ACCESS TO INFORMATION
          Section 4.1 Provision of Corporate Records.
          (a) Except as specifically provided in Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by AMC for specific and identified agreements, documents, books, records or files including accounting and financial records (collectively, “Records”) which relate to AMC or the conduct of the AMC Business up to the Effective Time, or which AMC determines are necessary or advisable in order for AMC to prepare its financial statements and any reports or filings to be made with any Governmental Authority, Cablevision shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if AMC has a reasonable need for such originals) in the possession or control of Cablevision or any of the Cablevision Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting Party.
          (b) Except as specifically provided in Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by Cablevision for specific and identified Records which relate to Cablevision or the conduct of the Cablevision Business up to the Effective Time, or which Cablevision determines are necessary or advisable in order for Cablevision to prepare its financial statements and any reports or filings to be made with any Governmental Authority, AMC shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if Cablevision has a reasonable need for such originals) in the possession or control of AMC or any of the AMC Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting Party.
          Section 4.2 Access to Information. Except as specifically provided in Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of Cablevision and AMC shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, and Records of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to such other Party or the conduct of its business prior to the Effective Time.
          Section 4.3 Witnesses; Documents and Cooperation in Actions. (a) At all times from and after the Distribution Date, each of Cablevision and AMC shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved. This provision shall not apply to any Action brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).
          (b) Without limiting any provision of this Section 4.3, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Actions.
          (c) In connection with any matter contemplated by this Section 4.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.
          Section 4.4 Confidentiality. (a) Cablevision and the Cablevision Subsidiaries and AMC and the AMC Subsidiaries shall not use or permit the use of and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control to the extent such information, (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary Agreement, (y) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s auditors, attorneys, consultants and advisors, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Party has used commercially reasonable efforts to consult with the other affected Party or Parties prior to such disclosure. Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or its Group if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 4.4 shall survive the transactions contemplated by this Agreement and shall continue indefinitely; provided, however, that the covenants in this Section 4.4 shall terminate with respect to any information not constituting a trade secret under applicable law on the third anniversary of the later of the Distribution Date or the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation). This Section 4.4 shall not apply to information (A) that has been in the public domain through no fault of such Party or (B) that has been later lawfully acquired from other sources by such Party, (C) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (D) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party or (E) that the other Party has agreed in writing may be so used or disclosed.
          (b) If any Party or any member of its Group either determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions of Section 4.4(a) such Party shall notify the other Party prior to disclosing or providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as required to be disclosed or provided.
          Section 4.5 Privileged Matters. Except as may be otherwise provided in an Ancillary Agreement, the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the Cablevision Group, and the members of the AMC Group, and that each of the members of the Cablevision Group, and each of the members of the AMC Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:
          (a) Cablevision shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Cablevision Business (other than with respect to Liabilities as to which AMC is required to provide indemnification under Article III), whether or not the privileged information is in the possession of or under the control of Cablevision or AMC. Cablevision shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Cablevision Liabilities (including Retained Claims Liabilities), or other Liabilities as to which it is required to provide indemnification under Article III, now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of Cablevision or AMC.
          (b) AMC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the AMC Business (other than with respect to matters or claims that are Retained Claims Liabilities or other Liabilities as to which Cablevision is required to provide indemnification under Article III), whether or not the privileged information is in the possession of or under the control of Cablevision or AMC. AMC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting AMC Liabilities, or other liabilities as to which it is required to provide indemnification under Article III, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by AMC, whether or not the privileged information is in the possession of AMC or under the control of Cablevision or AMC.
          (c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b).
          (d) No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privileged, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third-Party Claims or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.
          (e) In the event of any litigation or dispute between or among the Parties, any Party and a Subsidiary of the other Party, or a Subsidiary of one Party and a Subsidiary of the other Party, either such Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to any Third-Party Claims.
          (f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.
          (g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.
          (h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of Cablevision and AMC, as set forth in Sections 4.2, 4.4 and 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1, 4.2, and 4.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.2 and 4.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.3 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries, Affiliates and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
          Section 4.6 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
          Section 4.7 Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under Articles III or IV, agrees to reimburse the other Party and its Subsidiaries for the reasonable out-of-pocket costs, if any, incurred in seeking to satisfy the request of the requesting Party.
          Section 4.8 Retention of Records. Except (a) as provided in the Tax Disaffiliation Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Cablevision Group and the AMC Group shall retain all Records relating to the Cablevision Business and the AMC Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such party and without regard to the Distribution or its effects) as in effect on the Distribution Date. Notwithstanding the foregoing, in lieu of retaining any specific Records, Cablevision or AMC may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).
          Section 4.9 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on cooperation, access to information, privilege and the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement or in any other agreement to which a member of the Cablevision Group and a member of the AMC Group is a party.
          Section 4.10 Policies and Best Practices. Without representation or warranty, AMC and Cablevision shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts).
          Section 4.11 Compliance with Laws and Agreements. Nothing in this Article IV shall be deemed to require any Person to provide any information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.
ARTICLE V
MISCELLANEOUS
          Section 5.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, the Schedule shall prevail.
          Section 5.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
          Section 5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
          Section 5.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
          Section 5.5 Distribution Expenses. Except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Information Statement, the Registration Statement and the Offering Memorandum, the Distribution and the Standalone Financing and the consummation of the transactions contemplated thereby, shall be charged to and paid by Cablevision. Such expenses shall be deemed to be Cablevision Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

          Section 5.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
          To Cablevision:
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attention: General Counsel
          To CSC:
CSC Holdings, LLC
1111 Stewart Avenue
Bethpage, New York 11714
Attention: General Counsel
          To AMC:
AMC Networks Inc.
11 Penn Plaza
New York, NY 10001
Attention: General Counsel
          Section 5.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
          Section 5.8 Amendments. Subject to the terms of Sections 5.11 and 5.13 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
          Section 5.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
          Section 5.10 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

          Section 5.11 Termination. This Agreement (including Article III hereof) may be terminated and the Distribution or the Standalone Financing may be amended, modified or abandoned at any time prior to the AMC Distribution by and in the sole discretion of Cablevision without the approval of CSC, AMC or the stockholders of Cablevision. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the AMC Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article III shall not be terminated or amended after the AMC Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.
          Section 5.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
          Section 5.13 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          Section 5.14 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          Section 5.15 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent (except as set forth in the last sentence of Section 5.1) as if the same had been set forth verbatim herein.
          Section 5.16 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
          Section 5.17 Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
          Section 5.18 Specific Performance. From and after the AMC Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the AMC Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

          Section 5.19 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CABLEVISION SYSTEMS CORPORATION
By:
Name:
Title:

CSC HOLDINGS, LLC
By:
Name:
Title:

AMC NETWORKS INC.
By:
Name:
Title:

[Signature Page to Distribution Agreement]

Schedule A
SUBSIDIARIES OF AMC
SUBSIDIARY:
11 PENN TV, LLC
AMC FILM HOLDINGS LLC
AMC TELEVISION PRODUCTIONS LLC
AMERICAN MOVIE CLASSICS COMPANY LLC
AMERICAN MOVIE CLASSICS IV HOLDING
CORPORATION
ANIMANIA COMPANY LLC
CASSIDY HOLDINGS, INC.
DIGITAL STORE LLC
EPICS COMPANY LLC
EQUATOR HD COMPANY LLC
GALLERY HD COMPANY LLC
GAMEPLAY HD COMPANY LLC
HD CINEMA 10 COMPANY LLC
IFC ENTERTAINMENT HOLDINGS LLC
IFC ENTERTAINMENT LLC
IFC FILMS LLC
IFC IN THEATERS LLC
IFC PRODUCTIONS I L.L.C.
IFC THEATRES CONCESSIONS LLC
IFC THEATRES, LLC
LAB HD COMPANY LLC
LS VOD COMPANY LLC
LS VOD HOLDINGS LLC
MONSTERS COMPANY LLC
NEWSBYTES COMPANY LLC
RAINBOW DBS COMPANY LLC
RAINBOW DBS HOLDINGS, INC.
RAINBOW FILM HOLDINGS LLC
RAINBOW MEDIA ENTERPRISES, INC.
RAINBOW MEDIA GLOBAL LLC
RAINBOW MEDIA HOLDINGS LLC
RAINBOW NATIONAL SERVICES LLC
RAINBOW NATIONAL SPORTS HOLDINGS LLC
RAINBOW NETWORK COMMUNICATIONS
RAINBOW PROGRAMMING HOLDINGS LLC
RAVE COMPANY LLC
RMH GE HOLDINGS I, INC.
RMH GE HOLDINGS II, INC.
RMH GE HOLDINGS III, INC.
RNC HOLDING CORPORATION

RNC II HOLDING CORPORATION
RNS CO-ISSUER CORPORATION
RUSH HD COMPANY LLC
SELECTS VOD LLC
SPORTS ON DEMAND LLC
SUNDANCE CHANNEL (UK) LIMITED
SUNDANCE CHANNEL ASIA LLC
SUNDANCE CHANNEL EUROPE LLC
SUNDANCE CHANNEL L.L.C.
THE INDEPENDENT FILM CHANNEL LLC
TREASURE HD COMPANY LLC
TWD PRODUCTIONS II LLC
TWD PRODUCTIONS LLC
ULTRA HD COMPANY LLC
VOOM HD HOLDINGS LLC
WE TV ASIA LLC
WE: WOMEN’S ENTERTAINMENT LLC
WEDDING CENTRAL LLC
WORLD SPORT COMPANY LLC

Schedule B
RETAINED CLAIMS LIABILITIES
1.	Any and all Liabilities relating to claims raised by Thomas Dolan against Rainbow Media Holdings LLC in Thomas C. Dolan v. Cablevision Systems Corporation and Rainbow Media Holdings LLC pending in the Supreme Court of the State of New York, County of New York: Commercial Division (Civ. No. 651011/2011), with respect to which Cablevision has notified AMC it has assumed the defense pursuant to Section 3.3(a).

Schedule C-1
GUARANTEES
     None.

Schedule C-2
GUARANTEES
     None.